This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor.

TLC VISION CORPORATION

OFFER TO PURCHASE FOR CASH
up to 20,000,000 of its Common Shares at a Purchase Price of
Not Less Than US$5.75 and Not More Than US$6.25 per Common Share

TLC Vision Corporation (“TLC” or the “Company”) invites its shareholders (the “Shareholders”) to deposit, for purchase and cancellation by the Company, common shares (the “Shares”) of TLC. The Company will determine the lowest price per Share (the “Purchase Price”), which will not be less than US$5.75 per Share or more than US$6.25 per Share, that will enable it to purchase up to 20,000,000 Shares that are properly deposited pursuant to the Offer (as defined below). A Shareholder may deposit Shares pursuant to (i) an auction tender (an “Auction Tender”) in which the Shareholder specifies a price of not less than US$5.75 per Share or more than US$6.25 per Share, or (ii) a purchase price tender (a “Purchase Price Tender”) in which the Shareholder does not specify a price per Share, but rather agrees to have the Shareholder’s Shares purchased at the Purchase Price that is determined as provided herein. The offer and all deposits of Shares are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).

The Company will determine the Purchase Price on the basis of the respective number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by Shareholders making Auction Tenders. Shares deposited by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price determined by the Company. A Shareholder who wishes to deposit Shares, but who does not wish to specify a price at which such Shares may be purchased by the Company, should make a Purchase Price Tender. For the purpose of determining the Purchase Price, Shares deposited pursuant to a Purchase Price Tender will be considered to have been deposited at US$5.75 per Share.

The Purchase Price will be the lowest price (not less than US$5.75 per Share or more than US$6.25 per Share) that will enable the Company to purchase up to 20,000,000 Shares. If the Purchase Price is determined to be US$6.25 (the maximum Purchase Price), the aggregate purchase price will be US$125 million.

Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

This Offer will expire at 5:00 p.m. (Eastern time) on June 20, 2007 or at such later time and date to which the Offer may be extended by TLC (the “Expiration Date”). The obligation of the Company to take up and pay for any Shares deposited under the Offer is subject to the conditions described in Section 4 of the Offer to Purchase — “Certain Conditions of the Offer”.

None of TLC, its Board of Directors or Cowen and Company, LLC, the dealer manager for the Offer, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares or as to the purchase price or prices at which you may choose to tender your Shares. Shareholders must make their own decisions as to whether to deposit Shares under the Offer and, if so, how many Shares to deposit and the price at which to deposit your Shares. Shareholders should carefully consider the income tax consequences of depositing Shares pursuant to the Offer. See Section 19 of the Circular — “Income Tax Consequences”.

Shareholders wishing to deposit all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction.

May 11, 2007

The Dealer Manager for the Offer is:
Cowen and Company

INFORMATION FOR UNITED STATES SHAREHOLDERS ONLY

The enforcement by investors of civil liabilities under U.S. securities laws may be adversely affected by the fact that the Company is incorporated under the laws of New Brunswick and that certain of its directors are residents of countries other than the United States. Enforcement of civil liabilities under U.S. securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada. Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See Section 19 of the Circular, “Income Tax Consequences”. All dollar amounts set forth herein are expressed in U.S. dollars, except where otherwise indicated.

FORWARD LOOKING STATEMENTS

This offer to purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. The words “may,” “believe,” “should,” “will,” “anticipate,” “expect,” “estimate,” “project,” “future,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Undue reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the following risks and uncertainties, many of which are beyond our control:

•	uncertainty surrounding our future profitability;

•	changes in general economic conditions;

•	competition in the market for laser vision correction;

•	uncertain acceptance for laser vision correction;

•	our ability to enter into or maintain agreements with doctors or other health care providers on satisfactory terms;

•	fluctuations in our operating results;

•	volatility in the market price for the Shares;

•	any inability to execute our business strategy;

•	unprofitable investments;

•	any failure to successfully execute our direct to consumer advertising programs;

•	any inability to open new centers or make acquisitions or enter into affiliation arrangements;

•	any inability to successfully implement and integrate new operations and facilities;

•	the loss of key personnel;

•	malpractice and other similar claims;

•	claims for federal, state and local taxes;

•	compliance with costly and burdensome regulations;

•	intellectual property disputes;

•	limits on the ability of our shareholders to effect changes in control;

•	risks associated with OccuLogix, Inc. obtaining U.S. Food and Drug Administration approval and commercializing its products and services; and

•	the impact of OccuLogix, Inc. on our operating results and stock price.

Please refer to our Form 10-K for the fiscal year ended December 31, 2006 for more information on these and other risk factors. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports on Forms 10-K, 10-Q and 8-K and similar filings with the Canadian securities regulatory authorities should be consulted.

SUMMARY TERM SHEET

This summary term sheet highlights the most material information in this document, but you should understand that it does not fully describe all of the details of the offer. We urge you to read the entire document and the related letter of transmittal because together, they contain the full details of the offer. We have included references to the sections of this document where you will find a more complete discussion. In this Offer to Purchase and the accompanying circular, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars, references to “$” and “US$” and “dollars” are to U.S. dollars, and references to “Cdn$” are to Canadian dollars.

WHO IS OFFERING TO PURCHASE MY SHARES?	TLC Vision Corporation is offering to purchase your common shares of TLC.

HOW MANY SHARES WILL TLC PURCHASE IN THE OFFER?	We will purchase 20,000,000 shares in the offer, or such lesser number of shares as properly tendered. As of May 9, 2007 there were issued and outstanding approximately 69.2 million common shares. The offer is not conditioned on any minimum number of shares being tendered. See section 4 of this Offer to Purchase.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE?	The price range for the offer is $5.75 to $6.25 per share. We are conducting the offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price (in multiples of $0.05 per share) within this price range at which you are willing to sell your shares. We will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest price that will enable us to buy 20,000,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

HOW CAN I MAXIMIZE THE CHANCE THAT MY SHARES WILL BE PURCHASED?	If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Purchase Price Tender” in the section of the letter of transmittal called “Type of Tender”. Accordingly, your tendered shares will be treated the same as shares tendered at the minimum price of $5.75 per share. See section 5 of the accompanying circular.

WHY IS TLC MAKING THE OFFER?	We believe that the recent trading price range of our shares is not fully reflective of the value of our business and future prospects. The repurchase of our shares represents an attractive investment and an efficient means of providing value to our shareholders.

HOW WILL TLC PAY FOR THE SHARES?	We have entered into, through our subsidiary, a commitment letter with a major U.S. financial institution to provide a new credit facility to fund the purchase of shares tendered in the offer. See section 21 of the accompanying circular.

HOW LONG DO I HAVE TO TENDER MY SHARES?	You may tender your shares until the offer expires. The offer will expire on June 20, 2007 at 5:00 p.m. Eastern time, unless we extend it. See Section 1. We may choose to extend the offer for any reason, subject to applicable laws. See section 5 of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF TLC EXTENDS THE OFFER?	We will issue a press release by 9:00 a.m. Eastern time, on the first business day after the previously scheduled expiration date if we decide to extend the offer. See section 5 of this Offer to Purchase.

ARE THERE ANY CONDITIONS TO THE OFFER?	Yes. The offer is subject to conditions, such as the absence of court or governmental action prohibiting the offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See section 4 of this Offer to Purchase.

FOLLOWING THE OFFER, WILL TLC CONTINUE AS A PUBLIC COMPANY?	Yes. The completion of the offer in accordance with its conditions should not cause our shares to be delisted from the Nasdaq Global Market or the Toronto Stock Exchange or cause us to be eligible to no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 or Canadian provincial securities laws.

HOW DO I TENDER MY SHARES?	To tender your shares, before 5:00 p.m. Eastern time, on June 20, 2007, unless the offer is extended:

• you must deliver your share certificates(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

• the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

• you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

• you must comply with the guaranteed delivery procedure outlined in section 5 of the accompanying circular.

Contact the depositary for assistance. See Section 5 of the accompanying circular and the instructions to the letter of transmittal.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?	You may withdraw any shares you have tendered at any time before 5:00 p.m. Eastern time, on June 20, 2007, or the new expiration date if we extend the offer or at any time before we have taken up your shares. If we have taken up but not paid for your shares within three business days of such take up, you may also withdraw your shares. See section 3 of this Offer to Purchase.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?	You must deliver, on a timely basis, a written telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in section 5 of the accompanying circular, or if the share certificates to be withdrawn have been delivered to the depositary. See section 3 of this Offer to Purchase.

HAS TLC OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?	Our board of directors has approved the offer. However, none of the Company, our board of directors or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. One of our directors has advised us that he may tender shares in the offer. See section 13 of the accompanying circular.

WHEN WILL TLC PAY FOR THE SHARES I TENDER?	We will pay the purchase price to you in cash in U.S. dollars, without interest, for the shares we purchase promptly after the expiration of the offer. See section 6 of this Offer to Purchase.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?	If you are a registered shareholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs apply. See section 6 of this Offer to Purchase.

WHAT ARE THE CANADIAN AND U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?	If you are resident in Canada and you tender your shares, you will realize a capital gain (loss) on their disposition equal to the amount by which your proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of the shares being sold pursuant to the offer. Generally, a non-resident shareholder will not be subject to Canadian tax in respect of a capital gain arising on the disposition of shares under the offer. See section 19 of the accompanying circular.

If you are a United States Holder and you tender your shares, you generally will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend. See section 19 of the accompanying circular.

WHO CAN I TALK TO IF I HAVE QUESTIONS?	The depositary or the dealer manager can help answer your questions. The depositary is CIBC Mellon Trust Company and the dealer manager is Cowen and Company, LLC. Contact information for the depositary and the dealer manager is set forth on the back cover of this document.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING SHARES PURSUANT TO THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO DEPOSIT YOUR SHARES. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

To the Holders of Common Shares of TLC Vision Corporation

OFFER TO PURCHASE

1.	The Offer

TLC Vision Corporation (“TLC” or the “Company”) hereby invites its Shareholders to deposit, for purchase and cancellation by the Company, common shares (the “Shares”) of the Company pursuant to (i) auction tenders (“Auction Tenders”) at prices of not less than US$5.75 per Share or more than US$6.25 per Share, as specified by such Shareholders, or (ii) purchase price tenders (“Purchase Price Tenders”), in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).

TLC will determine a single price (not less than US$5.75 per Share and not more than US$6.25 per Share) (the “Purchase Price”) that it will pay for each Share properly deposited pursuant to the Offer and taken up by the Company, taking into account the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, the prices specified by Shareholders making Auction Tenders, and the price at which Shares deposited pursuant to Purchase Price Tenders are considered to be deposited. A Shareholder who wishes to deposit Shares, but does not wish to specify a price at which such Shares may be purchased by the Company, should make a Purchase Price Tender. For the purpose of determining the Purchase Price, Shares deposited pursuant to Purchase Price Tenders will be considered to have been deposited at US$5.75 per Share. The Purchase Price will be the lowest price (not less than US$5.75 per Share or more than US$6.25 per Share) that will allow TLC to purchase all the deposited Shares up to 20,000,000 Shares.

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a depositing Shareholder will be made in U.S. dollars. All dollar amounts set forth herein are expressed in U.S. dollars, except where otherwise indicated.

The Offer will expire at 5:00 p.m. (Eastern time) on June 20, 2007, or at such later time and date to which the Offer may be extended by TLC (the “Expiration Date”).

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF SHARES BEING DEPOSITED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 4 OF THIS OFFER TO PURCHASE.

2.	Manner and Time of Acceptance

All Shareholders who have, prior to the Expiration Date, properly deposited and not withdrawn their Shares pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive in cash the Purchase Price (subject to applicable withholding taxes, if any) for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

If the aggregate number of deposited Shares is less than or equal to 20,000,000, the Company, on the terms and subject to the conditions of the Offer, will purchase all deposited Shares at the Purchase Price.

If the aggregate number of deposited Shares exceeds 20,000,000, the Company will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Shares deposited (or deemed to be deposited) at or below the Purchase Price by the depositing Shareholders from Shareholders making Auction Tenders who properly deposit their Shares at or below the Purchase Price and from Shareholders making Purchase Price Tenders (with adjustments to avoid the purchase of fractional shares). TLC will return all Shares not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Shares not purchased because of pro-ration.

Prior to the Expiration Date, all factual information regarding the prices at which such Shares are tendered will be kept confidential, and CIBC Mellon Trust Company (the “Depositary”) will be directed by the Company to maintain such confidentiality.

3.	Withdrawal Rights

Except as otherwise provided in this Section 3, deposits of Shares pursuant to the Offer will be irrevocable. Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, or (iii) if the Shares have not been paid for by the Company within three business days of being taken up.

For a withdrawal to be effective, a notice of withdrawal in writing must be actually received by the dates specified above by the Depositary at the place of deposit of the relevant Shares. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Letter of Transmittal in respect of the Shares being withdrawn and must specify the name of the person who deposited the Shares to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 5 of the Circular — “Procedure for Depositing Shares”), except in the case of Shares deposited by an Eligible Institution. A withdrawal of Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, Cowen and Company, LLC (the “Dealer Manager”) or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Shares may be redeposited prior to the Expiration Date by again following the procedures described in Section 5 of the Circular — “Procedure for Depositing Shares”.

If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Shares, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section 3.

4.	Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or to pay for any Shares deposited, and may terminate or cancel the Offer or may postpone the payment for Shares deposited, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company’s sole judgment, acting reasonably, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a) there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(1) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(2) that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

(b) there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits of the Offer to the Company;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory);

(3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada;

(4) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, acting reasonably, would reasonably be expected to affect the extension of credit by banks or other lending institutions;

(5) any significant decrease in the market price of the Shares since the close of business on May 11, 2007;

(6) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company’s business, operations or prospects or the trading in, or value of, the Shares;

(7) in the case of any of the above conditions existing at the time the Offer begins, in the Company’s sole judgment, acting reasonably, a material acceleration or worsening of it; or

(8) any decline in any of the Dow Jones Industrial Average (13,326.22 as at the close of regular trading on May 11, 2007), Nasdaq Composite Index (2,562.22 at the close of regular trading on May 11, 2007), the Standard and Poor’s Index of 500 Industrial Companies (1,505.85 at the close of regular trading on May 11, 2007) and the S&P/TSX Composite Index (14,003.82 as at the close of regular trading on May 11, 2007) by an amount in excess of 10%, measured from the close of regular trading on May 11, 2007;

(d) there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, acting reasonably, has, have or may have material adverse significance with respect to the Company and its subsidiaries taken as a whole;

(e) any take-over bid or tender or exchange offer with respect to some or all of the securities of the Company, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Company or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the board of directors of the Company, shall have been proposed, announced or made by any individual or entity;

(f) the Company shall have determined, in its sole judgment, acting reasonably, that necessary exemptions under applicable securities legislation in Canada, including exemptions from the proportional take up and valuation requirements are not available to the Company for the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or waivers of the appropriate Canadian securities regulatory authorities in respect of the Offer (other than the exemption from the requirement to take up Shares deposited to the Offer prior to extending the Offer if all of the terms and conditions of the Offer have been complied with (except those waived by the Company) as described in Section 5 of this Offer to Purchase — “Extension and Variation of the Offer”);

(g) any change shall have occurred or been proposed to the Income Tax Act (Canada), as amended, or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency that, in the sole judgment of the Company, is detrimental to TLC or a Shareholder;

(h) any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and publicly available administrative policies of the U.S. Internal Revenue Service, that, in the sole judgment of the Company, is detrimental to TLC or a Shareholder;

(i) any entity, “group” (as that term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) or person (other than entities, groups or persons who have filed with the U.S. Securities and Exchange Commission (“SEC”) before May 11, 2007 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

(j) any entity, group, or person who has filed with the SEC on or before such date a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares;

(k) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire Shares; or

(l) the Company reasonably determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the Nasdaq Global Market (“Nasdaq”) or the Toronto Stock Exchange (the “TSX”) or to be eligible for de-registration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 4 shall be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer by the Company shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. The Company, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the Nasdaq and the TSX and the applicable U.S. and Canadian securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Shares deposited under the Offer, and the Depositary will return all certificates for deposited Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

5.	Extension and Variation of the Offer

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 4 of this Offer to Purchase shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 9 of this Offer to Purchase. Promptly after giving notice of an extension or variation to the Depositary, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the Nasdaq and TSX and the applicable U.S. and Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer or a variation consisting solely of an increase in the consideration offered under the Offer where the Expiration Date is not extended for a period of greater than 10 days), the period during which Shares may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to Shareholders unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Shares previously deposited and not withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 6 of this Offer to Purchase. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 4 of this Offer to Purchase.

The Company has applied for an exemption from the requirements of Canadian provincial securities legislation to permit it to extend the Offer without taking up Shares which have been deposited prior to the initial expiry of the Offer in circumstances where all the terms and conditions of the Offer have been complied with (except those waived by the Company). If such regulatory relief is not obtained, the Offer may not be extended by the Company if all the terms and conditions of the Offer have been complied with (except those waived by the Company).

The Company also expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 4 of this Offer to Purchase, and/or (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the maximum number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire services, Market Wire and CCNMatthews.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will extend the time during which the Offer is open to the extent required under applicable Canadian and U.S. securities legislation.

6.	Taking Up and Payment for Deposited Shares

Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable securities laws, the Company will take up and pay for Shares properly deposited under the Offer in accordance with the terms thereof as soon as practicable after the Expiration Date, but in any event not later than 5 business days after the Expiration Date, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

For the purposes of the Offer, the Company will be deemed to have taken up and accepted for payment all Shares that are properly deposited under the Offer and not withdrawn up to a maximum of 20,000,000 Shares if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Company reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any condition specified in Section 4 of this Offer to Purchase is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

In the event of pro-ration of Shares deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

Certificates for all Shares not purchased, including Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price and Shares not purchased due to pro-ration, will be returned as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Shareholder.

The Company will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company, the Depositary or the Dealer Manager on the purchase price of the Shares purchased by the Company, regardless of any delay in making such payment.

Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. TLC will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly deposited Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from TLC of payment for such Shares will be deemed to constitute receipt of payment by persons depositing Shares.

The settlement with each Shareholder who has deposited Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in United States funds, representing the cash payment for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing Box C — “Special Payment Instructions” in such Letter of Transmittal. Unless the depositing Shareholder instructs the Depositary to hold the cheque for pick-up by checking Box F — “Hold For Pick-Up” in the Letter of Transmittal, the cheque will be forwarded by first class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the depositing Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

7.	Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. TLC will provide notice, in accordance with Section 9 of this Offer to Purchase, of any determination not to mail under this Section as soon as reasonably practicable after such determination is made.

8.	Liens and Dividends

Shares acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend, whether or not such Shareholder deposits Shares pursuant to the Offer.

9.	Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail and in a French language daily newspaper of general circulation in Montreal and in the Wall Street Journal.

10.	Other Terms

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Company other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.

Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 19 of the Circular — “Income Tax Consequences”.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

TLC, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares. The Offer is not being made to, and deposits of Shares will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. TLC may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

None of the Company, its Board of Directors or the Dealer Manager is making any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares pursuant to the Offer or as to the purchase price or prices at which such Shareholder may choose to deposit his or her Shares. Each Shareholder must make a decision as to whether to deposit Shares and, if so, how many Shares to deposit and, in the case of Auction Tenders, at what price.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer.

The accompanying Circular contains additional information relating to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, TLC has filed with the SEC the Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in the section of this Circular titled “TLC Vision Corporation” with respect to information concerning TLC.

TLC VISION CORPORATION

By:

(signed) James C. Wachtman
Chief Executive Officer

(signed) Steven P. Rasche
Chief Financial Officer

DATED this 11th day of May, 2007.

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by TLC to purchase up to 20,000,000 of its Shares at a Purchase Price of not less than US$5.75 and not more than US$6.25 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1.	TLC Vision Corporation

TLC is a diversified eye care services company dedicated to improving lives through better vision by providing eye doctors facilities, technologies and staffing support they need to deliver high quality patient care. The majority of the Company’s revenues come from laser refractive surgery, which involves using an excimer laser to treat common refractive vision disorders such as myopia (nearsightedness), hyperopia (farsightedness) and astigmatism. The Company’s business models include arrangements ranging from owning and operating refractive centers to providing access to lasers through branded TLC fixed site and mobile service relationships. In addition to refractive surgery, the Company is diversified into other eye care businesses. Through its MSS, Inc. (formerly Midwest Surgical Services, Inc.) (“MSS”) subsidiary, the Company furnishes hospitals and other facilities with mobile or fixed site access to cataract surgery equipment, supplies and technicians. The Company is continuing to leverage and expand MSS through mobile diagnostic services, such as glaucoma screening and through exclusive product sales of a new AMD early detection device called ForeSee Preferential Hyperacuity Perimeter. Through its ambulatory surgery center (“ASC”) subsidiaries, TLC develops, manages and has equity participation in single- and multi-specialty ASCs. The Company also owns a 51% majority interest in Vision Source, which provides franchise opportunities to independent optometrists. The Company is also a minority owner of OccuLogix, Inc. (“OccuLogix”), which focuses on the treatment of specific eye diseases including dry age-related macular degeneration, glaucoma and dry-eye. OccuLogix is also a reporting company with the SEC and a reporting issuer with Canadian securities regulatory authorities, and its stock is publicly traded on Nasdaq and the TSX. The registered office of TLC is located at 44 Chipman Hill, Suite 1000, P.O. Box 7289, Station “A”, Saint John, New Brunswick, E2L 4S6. The Company’s United States corporate office is located at 16305 Swingley Ridge Road, Suite 300, Chesterfield, Missouri and the Company’s international corporate office is located at 5280 Solar Drive, Suite 300, L4W 5M8, Mississauga, Ontario.

TLC was originally incorporated by articles of incorporation under the Business Corporations Act (Ontario) on May 28, 1993. By articles of amendment dated October 1, 1993, the name of the Company was changed to TLC The Laser Center Inc., and by articles of amendment dated March 22, 1995, certain changes were effected in the issued and authorized capital of the Company with the effect that the authorized capital of the Company became an unlimited number of Shares. On September 1, 1998, TLC The Laser Center, Inc. amalgamated under the laws of Ontario with certain wholly owned subsidiaries. By articles of amendment filed November 5, 1999, the Company changed its name to TLC Laser Eye Centers Inc. On May 13, 2002, the Company filed articles of continuance with the province of New Brunswick and changed its name to TLC Vision Corporation. On May 15, 2002, the Company completed its business combination with Laser Vision Centers, Inc., a leading U.S. provider of access to excimer lasers, microkeratomes, cataract equipment and related support services.

TLC is subject to the information and reporting requirements of the Business Corporations Act (New Brunswick), Canadian provincial securities laws, and the rules, policies and guidelines of the TSX. TLC is also subject to the information and reporting requirements of the SEC and the rules, policies and guidelines of Nasdaq. The Company files periodic reports and other information with securities regulatory authorities in Canada and the United States as well as the TSX and Nasdaq relating to its business, financial condition and other matters. TLC is required to disclose in such reports certain information, as of particular dates, concerning the Company’s directors and officers, their compensation, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. These filings, as well as any document deemed to be incorporated by reference in this Circular, are available at www.tlcvision.com, at www.sedar.com or you may inspect and copy our SEC filings at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The contents of TLC’s website are not part of this Circular. Copies of such documents, including TLC’s most recent interim financial statements, may be obtained on request without charge from our Executive Vice President, Corporate Communications at 16305 Swingley Ridge Road, Suite 300, Chesterfield, MO 63017, Tel: (888) 289-5824 extension 2280.

Any current report on Form 8-K or any material change report (other than a confidential material change report) that the Company subsequently files with the SEC or the Canadian securities regulatory authorities subsequent to the date of this Circular and prior to termination of the Offer to Purchase shall be deemed to be incorporated by reference into this Circular and to be a part hereof from the date of filing of such document. Any statement herein or in a document deemed to be incorporated herein by reference shall be deemed modified or superseded for purposes of this Circular to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

2.	Authorized Capital

The authorized capital of the Company consists of an unlimited number of Shares.

Each holder of Shares is entitled to receive notice of and to attend any meeting of the shareholders and is entitled to one vote at such meetings in respect of each Share held. Each holder of Shares is entitled to receive dividends, if, as and when declared by the Board of Directors of the Company and will participate equally in any distribution of the assets of the Company on its liquidation, dissolution or winding-up. The Shares do not have any pre-emptive rights, are not convertible or exchangeable into any other shares or securities and do not have any redemption, retraction, purchase for cancellation or surrender provisions or any sinking fund or purchase provisions.

Under New Brunswick law, Shareholders currently have cumulative voting rights in the election of directors. Cumulative voting rights permit each Shareholder entitled to vote at a meeting of Shareholders to cast a number of votes equal to the number of Shares held by the Shareholder multiplied by the number of directors to be elected. The Shareholder is entitled to cast all such votes in favor of one candidate for director or distribute them among the candidates in any manner. The articles of continuance of TLC, however, provide that, subject to applicable law, the Shareholders will not have cumulative voting rights. Such provision has been included in the articles of continuance to anticipate any potential future amendment of New Brunswick law, should New Brunswick law be amended to permit articles to provide that such cumulative voting rights will not be available to shareholders subject to New Brunswick Law.

3.	Purpose and Effect of the Offer

TLC believes that the recent trading price of the Shares is not fully reflective of the value of the Company’s business and future prospects. Therefore, the purchase of Shares under the Offer represents an attractive investment and an efficient means of providing value to its Shareholders and is in the best interests of Shareholders. The Offer is not expected to preclude TLC from pursuing its foreseeable business opportunities.

The Offer provides Shareholders who are considering the sale of all or a portion of their Shares with the opportunity to determine the price at which they are willing to sell their Shares if such Shares are deposited pursuant to an Auction Tender or the opportunity to deposit their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash without the usual transaction costs associated with market sales.

Shares acquired pursuant to the Offer will be cancelled.

Except as disclosed in the Offer and this Circular, neither TLC nor its directors, executive officers or control persons have current plans or proposals which relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving TLC or any of its subsidiaries that would be material to TLC and its subsidiaries, taken as a whole;

•	any purchase, sale or transfer of a material amount of TLC’s assets or the assets of any of its subsidiaries that would be material to TLC and its subsidiaries, taken as a whole (except for the previously announced intention of the Company to sell its remaining interest in OccuLogix);

•	any material change in TLC’s present dividend policy, or indebtedness or capitalization;

•	any other material change in TLC’s corporate structure or business;

•	TLC’s equity securities being delisted from Nasdaq or the TSX or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	TLC’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or TLC ceasing to be a reporting issuer under Canadian provincial securities laws;

•	the suspension of TLC’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities, or the disposition of TLC’s securities; or

•	any changes in TLC’s articles, bylaws or other governing instruments or other actions that could impede the acquisition of control of TLC.

The board of directors of the Company is currently reviewing the composition of the senior management of the Company in light of the Company’s consumer-focused refractive business strategy announced in November 2006. This review may or may not result in any modifications to the current senior management.

Background to the Offer

In considering whether the Offer would be in the best interests of the Company and its Shareholders, the Board of Directors gave careful consideration to a number of factors, including the following:

•	the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Company;

•	the view of management that the Offer is an equitable and efficient means of distributing an aggregate of approximately US$125 million to its Shareholders;

•	the additional debt on the Company’s balance sheet to be incurred pursuant to the New Credit Facilities will provide the Company with a more efficient financing mix and lower its overall weighted-average cost of capital;

•	after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and to fund the future growth of the Company’s business;

•	the deposit of Shares under the Offer is optional, the option is available to all Shareholders, and all Shareholders are free to accept or reject the Offer;

•	the Offer is not conditional on any minimum number of Shares being deposited;

•	Shareholders who do not deposit their Shares under the Offer will realize a proportionate increase in their equity interest in the Company to the extent that Shares are purchased by the Company pursuant to the Offer; and

•	it is reasonable to conclude that, following the completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer (see “Liquidity of Market” below).

On March 15, 2007, the Company announced that it was continuing to review strategic and financial alternatives to maximize near-term and longer-term shareholder value. On April 6, 2007 the Board of Directors approved the making of the Offer and the pricing of the Offer, subject to management’s final review of the impact of the Offer on the Company’s expected financial performance. All of the directors voted in favor of the making of the Offer except Dr. Richard Lindstrom. Dr. Lindstrom expressed concern over the timing and resulting increased leverage associated with the repurchase. On May 9, 2007, the Board of Directors approved the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

Canadian securities laws prohibit the Company and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, TLC may in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company’s business and financial position, the results of the Offer and general economic and market conditions.

None of TLC, its Board of Directors or the Dealer Manager makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing any or all of such Shareholder’s Shares or as to the purchase price or prices at which such Shareholder may choose to deposit his or her Shares. No person has been authorized to make any such recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to deposit Shares and, if so, how many Shares to deposit and, in the case of Auction Tenders, at what price or prices.

Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 19 of this Circular — “Income Tax Consequences”.

Liquidity of Market

As at April 30, 2007, the Company had issued and outstanding approximately 69.2 million Shares of which approximately 56.4 million Shares comprise the “public float”, which excludes Shares owned by “related parties” of the Company under applicable Canadian securities laws. For the purpose of the Offer, “related parties” are the directors, senior officers and 10% shareholders of the Company. The maximum number of Shares that the Company is offering to purchase pursuant to the Offer represents approximately 30% of the Shares outstanding on that date. If the Company purchases 20,000,000 Shares pursuant to the Offer (the maximum number of Shares that may be purchased pursuant to the Offer), there will be approximately 49.1 million Shares outstanding.

TLC is relying on the “liquid market exemption” specified in Ontario Securities Commission Rule 61-501 (“OSC Rule 61- 501”) and Quebec Securities Commission Regulation Q-27 (“QSC Regulation Q-27”) and discretionary exemptive relief orders in certain other provinces from the requirement to obtain a formal valuation applicable to the Offer.

Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer or, it is anticipated, shall have been waived by such regulatory authorities prior to the Expiration Date.

The Company has determined that there is a “liquid market” in the Shares (as defined in OSC Rule 61-501) because:

(a) there is a published market for the Shares, namely Nasdaq and the TSX;

(b) during the 12-month period before April 10, 2007 (the date the Offer was announced):

(i) the number of issued and outstanding Shares was at all times at least 5,000,000, excluding Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and Shares that were not freely tradeable;

(ii) the aggregate trading volume of the Shares was at least 1,000,000 Shares on Nasdaq;

(iii) there were at least 1,000 trades in Shares on Nasdaq;

(iv) the aggregate trading value based on the price of the trades referred to in clause (iii) was at least Cdn$15,000,000; and

(c) the market value of the Common Shares on Nasdaq, as determined in accordance with applicable rules, was at least Cdn$75,000,000 for March 2007, being the calendar month preceding the calendar month in which the Offer was announced.

The Board of Directors considered the anticipated effect of the Offer on the liquidity of the market for beneficial owners of Common Shares who do not deposit Common Shares under the Offer. The Board of Directors determined that it is reasonable to conclude that, following the completion of the Offer, there will be a market for beneficial owners of the Common Shares who do not deposit Common Shares under the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. This determination was based upon a review of the trading history of the Shares which indicated that more than 70 million Shares traded on Nasdaq during the twelve months ended April 5, 2007 and that more than 100,000 individual trades took place over Nasdaq during the six month period ended April 9, 2007. It also included consideration of the total shares outstanding, float and average trading volume of other selected comparable publicly traded companies. Accordingly, the valuation requirements of OSC Rule 61-501 and OSC Regulation Q-27 are not applicable in connection with the Offer. TLC has applied for an exemption from the valuation requirements of the securities regulatory authorities in the Canadian jurisdictions where such an exemption is required.

4.	Number of Shares and Pro-ration

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase the number of Shares as are properly deposited at or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase — “The Offer” (and not withdrawn in accordance with Section 3 of the Offer to Purchase — “Withdrawal Rights”) up to a maximum of 20,000,000 Shares. For a description of the Company’s right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 5 of the Offer to Purchase — “Extension and Variation of the Offer”.

If the aggregate number of Shares properly deposited by the Expiration Date (and not withdrawn in accordance with Section 3 of the Offer to Purchase — “Withdrawal Rights”) pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders is less than or equal to 20,000,000 Shares, the Company will purchase at the Purchase Price all Shares deposited upon the terms and subject to the conditions of the Offer. If the aggregate number of Shares properly deposited by the Expiration Date (and not withdrawn in accordance with Section 3 of the Offer to Purchase — “Withdrawal Rights”) pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders exceeds 20,000,000 Shares, then the deposited Shares will be purchased on a pro rata basis according to the number of Shares deposited at or below the Purchase Price by the depositing Shareholders (with adjustments to avoid the purchase of fractional shares).

As promptly as reasonably practicable following the Expiration Date, if the conditions set forth in Section 4 of the Offer to Purchase — “Certain Conditions of the Offer” have been satisfied or waived, the Company will, in its sole discretion, determine the Purchase Price (which will be not less than US$5.75 per Share or more than US$6.25 per Share) that it will pay for Shares properly deposited and not withdrawn, taking into account the number of Shares deposited pursuant to Auction Tenders and pursuant to Purchase Price Tenders, the prices specified by Shareholders depositing Shares pursuant to Auction Tenders, and that Shares deposited pursuant to Purchase Price Tenders will be considered to have been deposited at US$5.75 per Share. The Purchase Price for Shares will be the lowest price that will allow the Company to purchase up to a maximum number of 20,000,000 deposited Shares at prices not less than US$5.75 per Share or more than US$6.25 per Share pursuant to the Offer.

As promptly as reasonably practicable thereafter, the Company will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly deposited and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, net to each Shareholder in cash in U.S. dollars (but subject to applicable withholding taxes, if any), for all Shares purchased. TLC will take up and pay for such Shares as promptly as reasonably practicable, and in any event within five business days after the Expiration Date. Any Shares that are taken up by the Company will be paid for within three business days after the Shares have been taken up. All Shares not purchased pursuant to the Offer, including Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price and Shares not purchased because of pro-ration, will be returned to the depositing Shareholders at the Company’s expense as promptly as reasonably practicable following the Expiration Date.

The Company will be deemed to have taken up and accepted for payment all Shares that are properly deposited under the Offer and not withdrawn up to a maximum of 20,000,000 Shares if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Depositary will act as agent of persons who have properly deposited Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from TLC of payment for such Shares will be deemed to constitute receipt of payment by persons depositing Shares.

As a result of the provisions described above, a Shareholder depositing Shares pursuant to an Auction Tender at US$5.75, the lowest price in the range, and a Shareholder depositing Shares pursuant to a Purchase Price Tender, will both have such Shares purchased at the Purchase Price, if any Shares are purchased under the Offer, subject to the pro-ration provisions described herein.

5.	Procedure for Depositing Shares

Proper Deposit of Shares.  To deposit Shares pursuant to the Offer, (i) the certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by CIBC Mellon Trust Company, the Depositary, at one of the addresses listed in the Letter of Transmittal by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

In accordance with Instruction 5 in the Letter of Transmittal (a) each Shareholder desiring to deposit Shares pursuant to the Offer must indicate, in Box A — “Type of Tender” on such Letter of Transmittal, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (b) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in Box B — “Auction Tender Price (in U.S. Dollars) Per Share at Which Shares Are Being Deposited” in such Letter of Transmittal, the price (in multiples of $0.05 per Share) at which such Shares are being deposited. Under both (a) and (b), only one box may be checked. If a tendering Shareholder fails to properly specify an Auction Tender or a Purchase Price Tender, or selects an Auction Tender but does not specify the price at which such Shares are being deposited, such Shareholder will be deemed to have made a Purchase Price Tender. If a Shareholder desires to deposit Shares in separate lots at a different price for each lot, such Shareholder must complete a separate Letter of Transmittal (and, if applicable, a Notice of Guaranteed Delivery) for each lot and price at which the Shareholder is depositing Shares. The same Shares cannot be deposited (unless previously properly withdrawn as provided in Section 3 of the Offer to Purchase — “Withdrawal Rights”) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. If a tendering Shareholder who makes an Auction Tender or a Purchase Price Tender fails to specify the number of Shares being tendered, such Shareholder will be deemed to have tendered all Shares held by such Shareholder.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 5, shall include any participant in The Depository Trust Company and in CDS Clearing and Depositary Services Inc., referred to as a “book-entry transfer facility”, whose name appears on a security position listing as the owner of the Shares) exactly as the name of the registered holder appears on the share certificate deposited therewith, and payment is to be made directly to such registered holder, or (ii) Shares are deposited for the account of a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer

Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP), a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States or Canada. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal — Signature Guarantees. If a certificate representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares not purchased or deposited are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary or a timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at the book-entry transfer facility as described below, of a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

A Shareholder who wishes to deposit Shares under the Offer and whose certificate is registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Shares under the Offer.

Method of Delivery.  The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Shares are to be sent by mail, registered mail, properly insured, is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of such share certificate representing Shares by the Depositary.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Circular, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Shares by causing the book-entry transfer facility to transfer Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (i) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this document before the Expiration Date or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary. The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that TLC may enforce such agreement against such participant.

Guaranteed Delivery.  If a Shareholder wishes to deposit Shares pursuant to the Offer and the Shareholder’s certificates for such Shares are not immediately available or cannot be delivered to the Depositary before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be deposited if all of the following conditions are met:

(a) such deposit is made by or through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company through the Depositary is received by the Depositary, at the appropriate office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c) the share certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the appropriate office of the Depositary, before 5:00 p.m. (Eastern time) on the third business day after the date the Depositary receives such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the appropriate office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required and any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Return Of Unpurchased Shares.  If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a Shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at the book-entry transfer facility, in each case without expense to the Shareholder.

Determination of Validity, Rejection and Notice of Defect.  All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. TLC reserves the absolute right to reject any deposits of Shares determined by it not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. TLC also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Shares. No individual deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Depositary, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.

Under no circumstances will interest accrue or be paid by the Company by reason of any delay in making payment to any person using the guaranteed delivery procedures, and the payment for Shares deposited pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such

Shares is not made, until after the date the payment for the deposited Shares accepted for payment pursuant to the Offer is to be made by the Company.

Tendering Shareholder’s Representation And Warranty; TLC’s Acceptance Constitutes An Agreement.  A tender of Shares under any of the procedures described above will constitute the tendering Shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering Shareholder’s representation and warranty to TLC that (i) the Shareholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the pro-ration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. TLC’s acceptance for payment of Shares tendered under the Offer will constitute a binding agreement between the tendering Shareholder and TLC upon the terms and conditions of the Offer.

Power of Attorney and Proxy.  Pursuant to the Letter of Transmittal, a tendering Shareholder will irrevocably appoint each officer of the Depositary and each officer of the Company and any other person designated by the Company in writing, as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the tendering Shareholder with respect to the Shares deposited. The power of attorney will be granted upon execution of this Letter of Transmittal and will be effective on and after the date that TLC takes up the Shares deposited thereby (the “Effective Date”), with full power of substitution and resubstitution in the name of and on behalf of the undersigned to: (i) present certificates for such Shares for cancellation and record the transfer thereof on the registers of the Company, (ii) execute and deliver, as and when requested by TLC, any instruments of proxy, authorization or consent in form and on terms satisfactory to TLC in respect of such Shares, any person or persons as the proxy of such holder in respect of the Shares for all purposes, including in connection with any meeting (whether annual, special or otherwise and any adjournment thereof, and for greater certainty, including the annual and special meeting on June 28, 2007) of the Shareholders; and (iii) exercise any rights of the tendering Shareholder with respect to tendered Shares, all as set forth in the Letter of Transmittal.

By executing a Letter of Transmittal, a tendering Shareholder also agrees, effective on and after the Effective Date, not to vote any of the Shares at any meeting (whether annual, special or otherwise and any adjournment thereof, and for greater certainty, including the annual and special meeting on June 28, 2007) of Shareholders and not to exercise any or all of the other rights or privileges attached to the Shares and agrees to execute and deliver to TLC any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to TLC, in respect of all or any of the Shares, and to designate in such instruments of proxy the person or persons specified by TLC as the proxy or the proxy nominee or nominees of the holders in respect of the Shares. Upon such appointment, all prior proxies given by such Shareholder with respect thereto shall be revoked and no subsequent proxies may be given by such Person with respect thereto. The Company will not utilize the proxy and power of attorney to vote the Shares so tendered at any meeting or any adjournment thereof, (including the annual and special meeting of TLC on June 28, 2007) of Shareholders and accordingly, any Shares deposited and taken up by the Company under the Offer will not be voted at the annual and special meeting of Shareholders on June 28, 2007 or at any adjournment thereof.

Lost Or Destroyed Certificates.  Shareholders whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed should consult the Letter of Transmittal for instructions as to obtaining a replacement certificate and should complete the affidavit of lost, missing or destroyed certificate(s) and agreement of indemnity section included as part of the Letter of Transmittal.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE

DELIVERED TO THE DEPOSITARY AND NOT TO TLC. ANY SUCH DOCUMENTS DELIVERED TO TLC WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

6.	Withdrawal Rights

The withdrawal rights of Shareholders are described in Section 3 of the Offer to Purchase — “Withdrawal Rights”, and are incorporated into and form part of this Circular.

7.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including pro-ration), the Company will determine the Purchase Price that it will pay for properly deposited Shares as described in Section 4 of this Circular, and will take up and pay for such Shares as soon as reasonably practicable after the Expiration Date, but in any event not later than five business days after such time. Any Shares that are taken up by the Company will be paid for within three business days after the Shares are taken up.

Number of Shares.  For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to pro-ration, Shares deposited and not withdrawn pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders, if, as and when the Company gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

Payment.  The Purchase Price payable by the Company, and thus the amount owing to any depositing Shareholder, will be denominated in United States dollars. Payment for Shares accepted for purchase pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the depositing Shareholders for the purpose of receiving payment from the Company, and transmitting such payment to the depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company, the Depositary or the Dealer Manager to persons depositing Shares by reason of any delay in paying for any Shares or otherwise.

In the event of pro-ration of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, the Company will determine the pro-ration factor and pay for those deposited Shares accepted for payment as soon as reasonably practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

Certificates for all Shares not purchased, including all Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned as soon as practicable after the Expiration Date or date of termination of the Offer without expense to the depositing Shareholder.

Shareholders depositing Shares will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer.

The Purchase Price for Shares deposited and purchased will be paid by cheque issued to the order of, and share certificate(s) representing Shares not deposited or not purchased under the Offer will be issued to, the person signing the relevant Letter of Transmittal or to the order of such other person as identified by the person signing such Letter of Transmittal, by properly completing Box C — “Special Payment Instructions” in such Letter of Transmittal. In the absence of an address being provided, cheques or certificates will be forwarded to the address of the person as shown on the register for the Shares.

The Depositary will forward cheques and certificates representing all Shares not purchased by first-class mail to the person signing the relevant Letter of Transmittal or to such other person or such other address as identified by the person in such Letter of Transmittal by properly completing Box D — “Special Delivery

Instructions” in such Letter of Transmittal (in each case unless, in the case of a cheque, the person signing the Letter of Transmittal instructs the Depositary to hold such cheque for pick-up). See Section 7 of the Offer to Purchase — “Payment in the Event of Mail Service Interruption”.

8.	Financial Information

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary historical financial information for the years ended December 31, 2006 and 2005 has been derived from TLC’s audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, which are included in, and should be read in conjunction with, TLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The following summary historical financial information for the three months ended March 31, 2007 and 2006 has been derived from TLC’s unaudited consolidated financial statements for the three months ended March 31, 2007 and 2006, which are included in, and should be read in conjunction with, TLC’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2007. The management of TLC believes that the summary historical information for the three month periods includes all adjustments necessary to present fairly the information set forth therein. Interim results are not necessarily indicative of the results that may be achieved for the entire fiscal year. You should read the following summary historical financial information together with such audited and unaudited consolidated financial statements and their related notes.

	Three Months		Year
	Ended		Ended
	March 31,		December 31,
	2007	2006	2006(1)	2005(2)
	(U.S. dollars, in thousands except per share amounts)
STATEMENT OF OPERATIONS DATA
Net revenues	$83,194	$77,581	$281,826	$260,025
Cost of revenues	55,053	52,389	195,049	180,725
Gross profit	28,141	25,192	86,777	79,300
General and administrative	9,930	10,827	34,621	36,497
Income before cumulative effect of accounting change	3,478	2,712	11,519	8,119
Income per share before cumulative effect of accounting change, diluted	$0.05	$0.04	$0.17	$0.11
Weighted average number of Shares outstanding, diluted	69,651	69,550	69,580	71,380

(1)	In fiscal 2006, the selected financial data of the Company included:

(a)	an impairment of goodwill of $4.1 million;

(b)	gain on sales and issuances of subsidiary stock of $1.8 million;

(c)	severance charges totaling $1.0 million ($0.6 million net of minority interests);

(d)	net write-downs of assets and liabilities of $1.9 million ($1.1 million net of minority interests);

(e)	income tax benefit of $5.3 million related to a partial reversal of the deferred tax asset valuation allowance;

(f)	income tax benefit of $0.9 million related to IRC Section 382 and $1.5 million related to deductible interest expense adjustments; and

(g)	consolidated results of OccuLogix for the three months ended March 31, 2006 before deconsolidation effective April 1, 2006.

(2)	In fiscal 2005, the selected financial data of the Company included:

(a)	a write-down of $1.1 million in the fair value of intangibles and an adjustment to the fair value of long-term liabilities of $0.2 million; and

(b)	OccuLogix inventory and accounts receivable write-downs of $1.6 million after minority interests.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated condensed financial information gives effect to the purchase of 20,000,000 Shares pursuant to the Offer at an assumed price of $5.75 or $6.25 per Share based on the assumptions described below and in the related notes to the unaudited consolidated pro forma financial information.

The summary unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2006 gives effect to the purchase of 20,000,000 Shares pursuant to the Offer as though such event occurred on January 1, 2006. The unaudited pro forma consolidated condensed balance sheet as of December 31, 2006 gives effect to the purchase of 20,000,000 Shares pursuant to the Offer as though such event occurred as of the date of such balance sheet. The summary unaudited pro forma consolidated condensed statement of operations for the three months ended March 31, 2007 gives effect to the purchase of 20,000,000 Shares pursuant to the Offer as though such event occurred on January 1, 2007. The unaudited pro forma consolidated condensed balance sheet as of March 31, 2007 gives effect to the purchase of 20,000,000 Shares pursuant to the Offer as though such event occurred as of the date of such balance sheet.

The summary unaudited consolidated condensed pro forma financial information should be read in conjunction with the historical audited consolidated financial statements and related notes in TLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the historical unaudited consolidated financial statements and related notes in TLC’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2007. The following unaudited pro forma financial information is subject to a number of uncertainties and assumptions and does not purport to be indicative of the operating results that would actually have been obtained, or operating results that may be obtained in the future, or the financial position that would have resulted had the purchase of the Shares pursuant to the Offer been completed at the dates indicated.

Summary Unaudited Pro Forma Consolidated Condensed Statement of Operations
For the Year Ended December 31, 2006

		Tender Offer
		Pro Forma Adjustments						Pro Forma Results
		Assuming			Assuming			Assuming	Assuming
		$5.75			$6.25			$5.75	$6.25
		Purchase			Purchase			Purchase	Purchase
	Actual	Price	Ref		Price	Ref		Price	Price
	(U.S. dollars, in thousands except per share amounts)

Total revenues	$281,826							$281,826	281,826

Total cost of revenues (excluding amortization expense shown below)	195,049							195,049	195,049

Gross profit	86,777							86,777	86,777

General and administrative	34,621							34,621	34,621
Marketing and sales	27,792							27,792	27,792
Research and development, clinical and regulatory	1,475							1,475	1,475
Amortization of intangibles	3,484							3,484	3,484
Impairment of goodwill	4,087							4,087	4,087
Other expenses, net	874							874	874

	72,333							72,333	72,333

Operating income	14,444							14,444	14,444
Gain on sale of OccuLogix, Inc. stock	1,450							1,450	1,450
Interest income	2,330							2,330	2,330
Interest expense	(1,455)	(8,188)	(a	)	(8,188)	(a	)	(9,643)	(9,643)
Minority interests	(7,022)							(7,022)	(7,022)
Earnings (losses) from equity investments	(2,636)							(2,636)	(2,636)

Income before income taxes	7,111							(1,077)	(1,077)
Income tax benefit (expense)	4,408	2,234	(b	)	2,234	(b	)	6,642	6,642

Net income	$11,519							$5,565	$5,565

Earnings per share — basic	$0.17							$0.11	$0.11

Earnings per share — diluted	$0.17							$0.11	$0.11

Weighted-average number of common shares outstanding — basic	68,907							48,907	48,907

Weighted-average number of common shares outstanding — diluted	69,580							49,580	49,580

(a)	To record interest expense of $7,800 associated with the Term Loan of $100,000 at 7.8% annual interest and $388 of amortization of the related deferred financing costs assuming a six year term.

(b)	To record the income tax benefit as a result of the increased interest expense. For purposes of the summary pro forma consolidated condensed financial information, the Company has not made any other changes to the assumptions surrounding the income tax benefit calculation, including the valuation allowance reversal.

Summary Unaudited Pro Forma Consolidated Condensed Statement Of Operations
For the Three Months Ended March 31, 2007

		Tender Offer
		Pro Forma Adjustments						Pro Forma Results
		Assuming			Assuming			Assuming	Assuming
		$5.75			$6.25			$5.75	$6.25
		Purchase			Purchase			Purchase	Purchase
	Actual	Price	Ref		Price	Ref		Price	Price
	(U.S. dollars in thousands, except per share amounts)

Total revenues	$83,194							$83,194	$83,194
Total cost of revenues (excluding amortization expense shown below)	55,053							55,053	55,053

Gross profit	28,141							28,141	28,141

General and administrative	9,930							9,930	9,930
Marketing and sales	8,435							8,435	8,435
Research and development, clinical and regulatory	—							—	—
Amortization of intangibles	792							792	792
Other expenses, net	438							438	438

	19,595							19,595	19,595

Operating income	8,546							8,546	8,546
Interest income	568							568	568
Interest expense	(440)	(2,047)	(a	)	(2,047)	(a	)	(2,487)	(2,487)
Minority interests	(2,539)							(2,539)	(2,539)
Earnings (losses) from equity investments	(1,706)							(1,706)	(1,706)

Income before income taxes	4,429							2,382	2,382
Income tax (expense) benefit	(951)	1,203	(b	)	1,203	(b	)	252	252

Net income	$3,478							$2,634	$2,634

Earnings per share — basic and diluted	$0.05							$0.05	$0.05

Weighted-average number of common shares outstanding — basic	69,129							49,129	49,129

Weighted-average number of common shares outstanding — diluted	69,651							49,651	49,651

(a)	To record interest expense of $1,950 associated with the Term Loan of $100,000 at 7.8% annual interest and $97 of amortization of the related deferred financing costs assuming a six year term.

(b)	To record the income tax benefit as a result of the increased interest expense. For purposes of the summary pro forma consolidated condensed financial information, the Company has not made any other changes to the assumptions surrounding the income tax benefit calculation, including the valuation allowance reversal.

Summary Unaudited Pro Forma Consolidated Condensed Balance Sheet
As at December 31, 2006

		Tender Offer Pro Forma Adjustments						Pro Forma Results
		Assuming			Assuming			Assuming	Assuming
		$5.75			$6.25			$5.75	$6.25
		Purchase			Purchase			Purchase	Purchase
	Actual	Price	Ref		Price	Ref		Price	Price
	(U.S. dollars, in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$28,917	(19,500)	(a	)	(17,925)	(b	)	$9,417	$10,992
Short-term investments	11,575				(11,575)	(b	)	11,575	—
Accounts receivable, net	19,315							19,315	19,315
Deferred tax asset	7,153							7,153	7,153
Prepaid expenses, inventory and other	13,911							13,911	13,911

Total current assets	80,871							61,371	51,371
Restricted cash	1,035							1,035	1,035
Investments and other assets, net	38,857	2,325	(c	)	2,325	(c	)	41,182	41,182
Goodwill	96,148							96,148	96,148
Other intangible assets, net	20,503							20,503	20,503
Fixed assets, net	56,888							56,888	56,888

Total assets	$294,302							$277,127	$267,127

LIABILITIES
Total current liabilities	40,856							40,856	40,856
Other long-term liabilities	4,442							4,442	4,442
Long-term debt, less current maturities	15,122	100,000	(a	)	100,000	(b	)	115,122	115,122
Minority interests	14,583							14,583	14,583

Total liabilities	75,003							175,003	175,003
STOCKHOLDERS’ EQUITY
Common stock, no par value; unlimited number authorized	450,133	(117,175)	(a	)	(127,175)	(b	)	332,958	322,958
Option and warrant equity	1,806							1,806	1,806
Accumulated deficit	(232,640)							(232,640)	(232,640)

Total stockholders’ equity	219,299							102,124	92,124

Total liabilities and stockholders’ equity	$294,302							$277,127	$267,127

(a)	To record the repurchase of 20,000,000 Shares financed by the issuance of $100,000 in senior debt pursuant to the Term Loan and $19,500 in excess cash balances.

(b)	To record the repurchase of 20,000,000 Shares financed by the issuance of $100,000 in senior debt pursuant to the Term Loan, $11,575 in short term investments and $17,925 in excess cash balances.

(c)	To record deferred financing costs associated with the New Credit Facilities that will be amortized over the term of the debt.

Summary Unaudited Pro Forma Consolidated Condensed Balance Sheet
As at March 31, 2007

		Tender Offer Pro Forma Adjustments						Pro Forma Results
		Assuming			Assuming			Assuming	Assuming
		$5.75			$6.25			$5.75	$6.25
		Purchase			Purchase			Purchase	Purchase
	Historical	Price	Ref		Price	Ref		Price	Price
	(U.S. dollars, in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$34,972	(19,500)	(a	)	(17,400)	(b	)	$15,472	$17,572
Short-term investments	12,100				(12,100)	(b	)	12,100	—
Accounts receivable, net	20,986							20,986	20,986
Deferred tax asset	9,614							9,614	9,614
Prepaid expenses, inventory and other	13,623							13,623	13,623

Total current assets	91,295							71,795	61,795
Restricted cash	1,035							1,035	1,035
Investments and other assets	35,633	2,325	(c	)	2,325	(c	)	37,958	37,958
Goodwill	92,770							92,770	92,770
Other intangible assets, net	19,644							19,644	19,644
Fixed assets, net	58,306							58,306	58,306

Total assets	$298,683							$281,508	$271,508

LIABILITIES
Total current liabilities	40,619							40,619	40,619
Long-term debt, less current maturities	14,890	100,000	(a	)	100,000	(b	)	114,890	114,890
Other long-term liabilities	4,370							4,370	4,370
Minority interests	14,765							14,765	14,765

Total liabilities	74,644							174,644	174,644
STOCKHOLDERS’ EQUITY
Common stock, no par value; unlimited number authorized	450,650	(117,175)	(a	)	(127,175)	(b	)	333,475	323,475
Option and warrant equity	1,801							1,801	1,801
Accumulated deficit	(228,412)							(228,412)	(228,412)

Total stockholders’ equity	224,039							106,864	96,864

Total liabilities and stockholders’ equity	$298,683							$281,508	$271,508

(a)	To record the repurchase of 20,000,000 Shares financed by the issuance of $100,000 in senior debt pursuant to the Term Loan and $19,500 in excess cash balances.

(b)	To record the repurchase of 20,000,000 Shares financed by the issuance of $100,000 in senior debt pursuant to the Term Loan, $12,100 in short-term investments and $17,400 in excess cash balances.

(c)	To record deferred financing costs associated with the New Credit Facilities that will be amortized over the term of the debt.

The Company’s earnings to fixed charges ratio as of December 31, 2006 was 1.04:1 both before and after giving effect to the pro forma adjustments shown above. The Company’s earnings to fixed charges ratio as of March 31, 2007 was 1.09:1 both before and after giving effect to the pro forma adjustments shown above.

The historical book value per share of the Shares as of December 31, 2006 was $3.18 and after giving effect to the pro forma adjustments shown above, the pro forma book value per Share would have been $2.10 (assuming $5.75 purchase price) or $1.90 (assuming $6.25 purchase price). The historical book value per share of the Shares as of March 31, 2007 was $3.22 and after giving effect to the pro forma adjustments shown above, the pro forma book value per Share would have been $2.15 (assuming $5.75 purchase price) or $1.95 (assuming $6.25 purchase price).

9.	Price Range of Shares

The Shares are listed on Nasdaq under the symbol “TLCV” and on the TSX under the symbol “TLC”.

The following table sets forth the market price range and trading volumes of the Shares traded on Nasdaq and the TSX for each month from May 2006:

	Nasdaq			TSX
	High	Low	Volume	High	Low	Volume
	(U.S. dollars)			(Canadian dollars)
2006
May	$6.66	$5.23	6,211,610	$7.40	$5.87	2,606,759
June	$5.64	$4.23	5,460,780	$6.34	$4.66	856,979
July	$4.73	$4.01	3,900,410	$5.35	$4.51	922,089
August	$5.74	$4.10	3,502,540	$6.39	$4.61	647,419
September	$5.55	$4.97	2,496,860	$6.16	$5.50	872,277
October	$5.21	$4.24	6,482,010	$5.74	$4.83	507,645
November	$4.66	$3.82	11,438,100	$5.22	$4.33	1,521,012
December	$5.49	$4.28	9,082,500	$6.40	$4.89	4,280,096
2007
January	$5.84	$5.08	6,262,030	$6.85	$5.95	1,315,799
February	$6.09	$5.35	5,278,200	$7.20	$6.19	1,359,608
March	$5.66	$4.88	5,418,490	$6.90	$5.80	1,382,942
April	$6.03	$5.14	10,647,900	$6.90	$5.94	1,604,428
May (to May 11)	$6.10	$5.80	1,666,770	$6.78	$6.45	192,900

On April 6, 2007, the last full trading day prior to the date of the announcement by TLC of the approval of its Board of Directors of the Offer, the closing price of the Shares on Nasdaq was $5.39 and on the TSX was Cdn$6.21.

Shareholders are urged to obtain current market quotations for the Shares.

10.	Dividend Policy

TLC has not paid any cash dividends on its Shares in the two years preceding the date of the Offer.

11.	Previous Distributions of Securities

Previous Purchases and Sales.  The Company has not purchased any Shares during the 12 months preceding the Offer. The only securities distributed by the Company during the 12-month period preceding the date of the Offer are the securities set out below in “Previous Distributions”.

Previous Distributions.  During the five years preceding the date of the Offer, the Company has distributed the following securities:

Merger with Laser Vision Centers, Inc.  On May 15, 2002, the Company issued 26,616,694 Shares in connection with the merger of a wholly-owned subsidiary of the Company with Laser Vision Centers, Inc. (“LaserVision”). Shareholders of LaserVision received 0.95 of a Share for each share of LaserVision common stock.

Shares Issued in Connection with Acquisitions.  On March 3, 2003, the Company issued 100,000 Shares as partial consideration for the acquisition by its subsidiary, Midwest Surgical Services, Inc. (now MSS, Inc.), of 100% of American Eye Instruments, Inc. On November 8, 2005, the Company issued 3,913 Shares in connection with the acquisition of TruVision, Inc. to a shareholder of TruVision, Inc. who exercised his election to receive Shares valued at $6.13 per Share in lieu of cash.

Securities Issued Upon the Exercise of Stock Options.  The table below indicates the number of Shares that were issued by the Company during the five years preceding the date of the Offer upon the exercise of stock options:

	Number of	Average Exercise	Aggregate Proceeds
	Shares	Price per	Received by
Year of Distribution	Issued	Share ($)	Company ($)

2007 (to May 4)	115,650	1.79	207,000
2006	258,139	2.31	597,000
2005	708,749	2.73	1,932,000
2004	4,198,176	5.88	24,699,000
2003	2,104,913	3.96	8,330,000
2002	4,580	2.18	10,000

Employee Share Purchase Plan and 401(k) Plan.  The Company maintains employee share purchase plans for its Canadian and U.S. employees. Prior to 2005, the plans provided for a matching contribution of 25% of the employee’s contributions made through payroll deductions to purchase Shares at the current market price of the Shares on Nasdaq. Since 2005, the plans provide for the ability of participants to make payroll deductions of between 1% and 10% of compensation, and purchase Shares at a price equal to 85% of the lesser of the closing price of the Shares on Nasdaq on the first day of each quarterly offering period under the plan and the last day of such offering period. Purchases under such plans during the five years preceding the date of the Offers were as follows:

	Number of	Average Purchase
	Shares	Price per	Aggregate Proceeds
Year of Distribution	Issued	Share ($)	to Company ($)

2007 (to May 4)	30,524	4.23	129,000
2006	76,874	4.84	372,000
2005	9,757	7.10	48,000
2004	6,764	5.77	39,000
2003	53,731	4.15	223,000
2002	45,539	2.44	111,000

The Company maintains a 401(k) plan for its employees and matches 25% of participants’ before-tax contributions up to 8% of eligible compensation. From 2004 to the third quarter of 2006, this match was provided in the form of Shares. The number of Shares granted during that time was 124,446 in 2004, 53,276 in 2005 and 66,079 in 2006. Since the start of the third quarter of 2006 participants in the 401(k) plan have the ability to purchase Shares over Nasdaq at the current market price of the Shares using all or part of the Company’s matching contribution.

12.	Interest of Directors and Officers and Transactions and Arrangements Concerning Shares

Interest of Directors and Officers.  Except as set forth in the Offer, neither the Company nor, to the Company’s knowledge, any of its officers or directors or any of the officers or directors of its subsidiaries, is a party to any contract, arrangement or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Company in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Company and any of its directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

Except as disclosed herein and except for the Company’s previously announced intention to sell its remaining interest in OccuLogix, none of the Company or its officers or directors has current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider various acquisition or divestiture opportunities), any material change in its present Board of Directors or management (other than as described under “Purpose and Effect of the Offer”), any material change in its indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its articles or by-laws, or any actions similar to any of the foregoing.

Ownership of the Shares of the Company.  To the knowledge of the Company, after reasonable inquiry, the following table indicates, as at May 4, 2007 except as otherwise indicated, the number of securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and senior officer of the Company and their respective associates, each person or company who beneficially owns or exercises control or direction over more than 5% of any class of equity securities of the Company, and each associate or affiliate or person or company acting jointly or in concert with the Company. Under the rules of the SEC, “Number of Common Shares” includes Shares which an individual or group has a right to acquire within 60 days by exercising options or warrants and such Shares are deemed to be outstanding for the purpose of computing the percentage of ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Unless otherwise disclosed, the Shareholders named in the table have sole voting power and sole investment power with respect to all Shares beneficially owned by them.

					No. of
				% of	Options to	% of
	Relationship with	No. of		Outstanding	Acquire	Outstanding
Name	Company	Shares		Shares	Shares	Options

Glenhill Advisors(1)	5% Shareholder	9,614,100		13.9%	—	—
Sowood Capital(2)	5% Shareholder	5,581,368		8.1%	—	—
S. N. Joffe & Joffe Foundation(3)	5% Shareholder	5,307,322		7.7%	—	—
Kensico Capital(4)	5% Shareholder	4,343,350		6.3%	—	—
Black River Asset Management(5)	5% Shareholder	4,213,988		6.1%	—	—
I.G. Investment(6)	5% Shareholder	3,431,615		5.0%	—	—
Warren S. Rustand	Director and Chairman of the Board	35,180	(7)	*	35,000	*
Thomas N. Davidson	Director	106,954	(8)	*	35,000	*
Elias Vamvakas	Director	3,088,339	(9)	4.4%	261,000	5.3%
Richard L. Lindstom, M.D.	Director	108,500	(10)	*	143,500	2.9%
Toby S. Wilt	Director	40,000	(11)	*	30,000	*
Michael D. DePaolis, O.D.	Director	20,000	(12)	*	20,000	*
James C. Wachtman	Director and Chief Executive Officer	560,119	(13)	*	508,000	10.2%
Steven P. Rasche	Chief Financial Officer and Treasurer	113,664	(14)	*	165,000	3.3%
Brian L. Andrew	General Counsel and Secretary	54,941	(15)	*	110,000	2.2%
James B. Tiffany	President, MSS, Inc.	163,990	(16)	*	229,700	4.6%
Rikki Bradley	Executive Vice President, Human Resources/Clinical Services and Quality Assurance	82,107	(17)	*	148,000	3.0%
Anna Austin	Executive Vice President of Corporate Communications	106,933	(18)	*	103,450	2.1%
Henry Lynn	Executive Vice President, Information Systems	55,250	(19)	*	101,500	2.0%

*	Less than one percent

(1)	“Glenhill Advisors” refers to Glenhill Advisors, LLC. The share information for Glenhill Advisors is based on a report on Schedule 13D filed with the SEC as of April 4, 2007. This report indicates that Glenhill Advisors has sole voting and dispositive power with respect to 9,614,100 Shares. The principal address of Glenhill Advisors is 598 Madison Avenue, 12th Floor, New York, New York 10022.

(2)	“Sowood Capital” refers to Sowood Capital Management LP. The information with respect to the Shares beneficially owned by Sowood Capital is based on a report on Schedule 13D filed with the SEC as of December 21, 2006. This report indicates that Sowood Capital has sole voting and dispositive power with respect to 5,581,368 Shares. The principal address of Sowood Capital is 500 Boylston Street, 17th Floor, Boston, MA 02116.

(3)	“S. N. Joffe & Joffe Foundation” refers to S. N. Joffe and Joffe Foundation, f/k/a LasikPlus Better Sight Foundation. The share information for S. N. Joffe & Joffe Foundation is based on a report on Schedule 13D filed with the SEC as of February 24, 2006. This report indicates that S. N. Joffe & Joffe Foundation has shared voting and dispositive power with respect to 5,307,322 Shares. The principal address of S. N. Joffe & Joffe Foundation is 7840 Montgomery Road, Cincinnati, OH 45236.

(4)	“Kensico Capital” refers to Kensico Capital Management Corporation. The share information for Kensico Capital is based on a report on Schedule 13G filed with the SEC as of December 31, 2006. This report indicates that Kensico Capital has sole voting and dispositive power with respect to 4,343,350 Shares. The principal address of Kensico Capital is 55 Railroad Avenue, 2nd Floor, Greenwich, Connecticut 06830.

(5)	“Black River Asset Management” refers to Black River Asset Management LLC. The share information for Black River Asset Management is based on a report on Schedule 13G filed with the SEC as of April 2, 2007. The report indicates that Black River Asset Management has shared voting and dispositive power with respect to 4,213,988 Shares. The principal address for Black River Asset Management LLC is 12700 Whitewater Drive, Minnetonka, MN 55343.

(6)	“I.G. Investment” refers to I.G. Investment Management Ltd. The share information for I.G. Investment is as of December 31, 2006 and based on a report on Schedule 13F filed with the SEC on February 2, 2007. This report indicates that I.G. Investment has sole voting and dispositive power with respect to 3,431,615 Shares. The principal address of I.G. Investment is One Canada Centre, 447 Portage Avenue, Winnipeg, Manitoba, R3C 3B6.

(7)	Includes 35,000 currently exercisable options.

(8)	Includes 35,000 currently exercisable options and 12,300 Shares in a family trust.

(9)	The business address of Mr. Vamvakas is 2600 Skymark Drive, Unit 9, Suite 201, Mississauga, Ontario L4W 5B2. Total number of Shares beneficially owned includes: 1,749,516 Shares held indirectly by Mr. Vamvakas through WWJD Corporation, a corporation wholly owned by the Vamvakas Family Trust; 75,000 Shares held directly by the Vamvakas Family Trust; 443,234 Shares held indirectly by Mr. Vamvakas through Greybrook Corporation, which Mr. Vamvakas controls; and 261,000 currently exercisable options.

(10)	Includes 108,500 currently exercisable options.

(11)	Includes 30,000 currently exercisable options.

(12)	Includes 20,000 currently exercisable options.

(13)	Includes 414,250 currently exercisable options and 74,129 Shares held in Mr. Wachtman’s individual 401(k) plan.

(14)	Includes 90,000 currently exercisable options; 7,994 Shares held in Mr. Rasche’s individual 401(k) plan; and 5,970 Shares held in the employee 401(k) plan.

(15)	Includes 48,750 currently exercisable options; 4,549 Shares held in Mr. Andrew’s individual 401(k) plan; and 1,643 Shares held in the employee share purchase plan.

(16)	Includes 104,250 currently exercisable options; 56,951 Shares held in Mr. Tiffany’s individual 401(k) plan; and 2,789 Shares held in the employee share purchase plan.

(17)	Includes 81,750 currently exercisable options and 357 Shares held in the employee share purchase plan.

(18)	Includes 62,200 currently exercisable options and 44,733 Shares held in Ms. Austin’s individual 401(k) plan.

(19)	Includes 55,250 currently exercisable options.

13.	Acceptance of Offer and Arrangements with Shareholders

To the knowledge of the Company and its directors and senior officers, after reasonable inquiry, no person or company referred to under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares — Ownership of the Shares of the Company”, other than Elias Vamvakas, Thomas Davidson, Dr. Richard Lindstrom and Glenhill Advisors, LLC, will be depositing Shares pursuant to the Offer. Messrs. Vamvakas and Davidson have advised the Company that they have not determined whether they will deposit Shares pursuant to the Offer and if so, how many Shares will be deposited. Dr. Lindstrom has advised the Company that he intends to exercise options to acquire 9,500 Shares and deposit such Shares to the Offer. Glenhill Advisors, LLC has advised the Company that it is continuing to evaluate whether to deposit Shares pursuant to the Offer.

14.	Commitments to Acquire Shares

TLC has no commitments to purchase Shares, other than pursuant to the Offer. To the knowledge of the Company, after reasonable inquiry, no person or company named under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares — Ownership of the Shares of the Company” has any commitment to acquire Shares.

15.	Benefits from the Offer

No person or company named under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares — Ownership of the Shares of the Company” will receive any direct or indirect benefit from accepting or refusing to accept the Offer.

16.	Material Changes in the Affairs of the Company

Except as described or referred to herein, including under “Purpose and Effect of the Offer”, the directors and officers of the Company are not currently aware of any plans or proposals for material changes in the affairs of the Company, or of any material changes that have occurred since March 31, 2007, the date of the most recent consolidated financial statements of the Company, other than have been publicly disclosed.

17.	Going Private Transaction

The Offer does not constitute, and, to the best of the knowledge of the Board of Directors is not intended to be followed by, a going private transaction.

18.	Prior Valuations

To the knowledge of the directors and officers of TLC, no “prior valuations” (as defined in OSC Rule 61-501) regarding the Company have been prepared within the two years preceding the date hereof.

19.	Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

The Company has been advised by Torys LLP that the following summary accurately describes the principal Canadian federal income tax considerations generally applicable to a sale of Shares pursuant to the Offer. This summary is applicable only to Shareholders who, at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”), hold such Shares as capital property, deal at arm’s length with the Company and are not affiliated with the Company. The Shares will generally be considered to be capital property to a Shareholder provided that the Shareholder does not hold the Shares in the course of carrying on a business of buying and selling shares and has not acquired the Shares in a transaction considered to be an adventure in the nature of trade. Certain resident Canadian Shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Shares, and all other “Canadian securities”, as defined in the Tax Act, owned by such Shareholder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. This summary is not applicable to Shareholders who are “financial institutions” for purposes of the mark-to-market rules contained in the Tax Act.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary is not exhaustive of all Canadian federal income tax considerations. Except as referred to above, this summary does not take into account or anticipate changes in income tax law or administrative practice, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to tax consequences to any particular Shareholder are made. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares must be expressed in Canadian dollars.

Shareholders Resident in Canada

This portion of the summary is applicable to Shareholders who, at all relevant times, for purposes of the Tax Act, are resident or deemed to be resident in Canada.

The Company has informed counsel that the paid-up capital per Share on the Expiration Date will exceed the maximum Purchase Price under the Offer. Accordingly, Shareholders who sell Shares pursuant to the Offer will not be deemed to receive a taxable dividend. On such disposition, a Shareholder will realize a capital gain (or a capital loss) in respect of the Shares so disposed of to the extent that proceeds of disposition received by the Shareholder for such Shares exceed (or are less than) the total of the adjusted cost base to the Shareholder of such Shares and any reasonable costs of disposition.

A Shareholder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the year of disposition. Allowable capital losses not deductible in the taxation year in which they are realized may ordinarily be deducted against taxable capital gains realized in any of the three preceding taxation years or in any following taxation year to the extent and under the circumstances specified in the Tax Act.

The amount of any capital loss realized on the disposition of a Share by a Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of dividends received or deemed to have been received by the corporation on such Shares. Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% determined by reference to its aggregate investment income for the year, which is defined to include an amount in respect of taxable capital gains. The realization of a capital gain by an individual or trust, other than certain specified trusts, will be taken into account in determining their liability for alternative minimum tax under the Tax Act.

Shareholders Who Are Not Resident in Canada

This portion of the summary is applicable to Shareholders who, at all relevant times, for purposes of the Tax Act or any applicable tax treaty, are not residents or deemed to be residents of Canada and for whom

Shares are not “taxable Canadian property”, as defined in the Tax Act, (a “Non-Canadian Holder”). In general, Shares will not be taxable Canadian property to a Shareholder provided that the Shareholder does not use or hold, and is not deemed to use or hold, such Shares in connection with carrying on a business in Canada and has not, either alone or in combination with persons with whom the Shareholder does not deal at arm’s length, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of the Company at any time within five years preceding the sale of the Shares pursuant to the Offer. Special rules which are not discussed in this summary may apply to a Non-Canadian Holder that carries on an insurance business in Canada and elsewhere.

A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares pursuant to the Offer.

Certain United States Federal Income Tax Considerations to United States Holders

TLC has been advised by Torys LLP that the following summary accurately describes the principal United States federal income tax consequences generally applicable to a beneficial owner of Shares who is a “United States Holder” whose Shares are purchased under the Offer. A United States Holder is: (i) a citizen or individual resident of the United States, (ii) a corporation, or other business entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate whose income is subject to U.S. federal taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust. If a partnership holds shares, the tax treatment of the partner will generally depend on the status of the partner and activities of the partnership. This description is for general information purposes only and is based upon the current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. The discussion below does not address any United States tax consequences to a non-United States Holder or the effect of any state, local or non-United States tax law on United States Holders.

The following summary applies only to United States Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code and does not purport to address all aspects of federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances, nor does it discuss the federal income tax consequences to certain types of United States Holders subject to special treatment under the Code (including, but not limited to, persons that are tax exempt organizations, certain financial institutions, persons that have owned, or are deemed to have owned, 10% or more of the shares of TLC (by vote or value) at any time during the five year period ending on the date on which TLC acquires Shares pursuant to the Offer, persons subject to the alternative minimum tax, dealers in securities, persons that have a “functional currency” other than the United States dollar, persons who hold Shares as part of a straddle, hedging or conversion transaction, persons who acquired their Shares in respect of services rendered to TLC or its subsidiaries or holders of options).

Investor Tax Reliance.  To ensure compliance with U.S. Internal Revenue Service (“IRS”) Circular 230, United States Holders are hereby notified that (i) any discussion of federal tax in this Offer and Circular is not intended or written to be relied upon, and cannot be relied upon, by such holders for the purposes of avoiding penalties that may be imposed on such holders under the Code, (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein, and (iii) each United States Holder should seek advice based upon its particular circumstances from an independent tax advisor.

In General.  A United States Holder’s exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As discussed below, the United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder’s particular facts and circumstances. In particular, whether the exchange is properly treated as giving rise to a dividend taxable as ordinary income or results in capital gain or loss will depend on the facts applicable to a United States Holder’s particular situation. Accordingly, United States Holders are advised to consult their own tax advisors as to the United States federal income tax consequences to them of participating in the Offer.

Treatment as a Sale or Exchange.  Under Section 302 of the Code, a transfer of Shares to TLC pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares only if the receipt of cash upon the sale (a) is “substantially disproportionate” with respect to the United States Holder, (b) results in a “complete redemption” of the United States Holder’s interest in TLC or (c) is “not essentially equivalent to a dividend” with respect to the United States Holder. These tests (the “Section 302 tests”) are explained more fully below.

If any of the Section 302 tests is satisfied, a depositing United States Holder will recognize gain or loss equal to the difference between the U.S. dollar value of the amount realized by the United States Holder and the United States Holder’s basis in the Shares sold pursuant to the Offer. The gain or loss will be a capital gain or loss, which will be a long term capital gain or loss if the Shares have been held for more than one year.

Treatment as a Distribution.  If none of the Section 302 tests are satisfied, the full amount received by the United States Holder with respect to the purchase of the Shares under the Offer will be treated as a distribution to the United States Holder. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of TLC’s current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. In general, such a dividend would be includible in the United States Holder’s gross income as ordinary income. Dividends received by an individual United States Holder that are “qualified dividend income” under the Code, will be subject to United States federal income tax as a net capital gain, at a maximum tax rate of 15%. Amounts required to be included in income as a dividend by a United States Holder will not be reduced by the United States Holder’s basis in the Shares sold pursuant to the Offer, and the United States Holder’s basis in those Shares will be added to the United States Holder’s basis in his or her remaining Shares. TLC has not calculated its earnings and profits under U.S. federal income tax principles. Therefore, TLC cannot provide United States holders with such information. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of TLC’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its Shares and the United States Holder’s tax basis in its Shares will be reduced (but not below zero) by such excess. Any remainder will be treated as capital gain from the sale of Shares. Amounts treated as a dividend generally will not be eligible for the dividends received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular United States Holder, and thus no assurance can be given that any particular United States Holder will not be treated as having received a dividend taxable as ordinary income.

Constructive Ownership of Shares.  In determining whether any of the Section 302 tests is satisfied, a United States Holder must take into account not only Shares actually owned by the United States Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a United States Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the United States Holder has an interest or that had an interest in the United States Holder, as well as any Shares the United States Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

The Section 302 Tests.  One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution.

(a) Substantially Disproportionate Test.  The redemption for cash of Shares owned by a United States Holder will be substantially disproportionate with respect to the United States Holder if both the percentage of the outstanding voting shares and the percentage of the outstanding common stock of TLC actually and constructively owned by the United States Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares and the percentage of the outstanding common stock, respectively, of TLC actually and constructively owned by the United States Holder immediately before the exchange (treating Shares purchased by TLC pursuant to the Offer as outstanding). United States Holders should consult their tax advisors concerning the application of the substantially disproportionate test to their particular circumstances.

(b) Complete Redemption Test.  The redemption for cash of Shares owned by a United States Holder will be a complete redemption of the United States Holder’s interest if either (i) all of the Shares actually and constructively owned by the United States Holder are sold pursuant to the Offer and such shares constitute all of the stock of TLC actually and constructively owned by such United States Holder, or (ii) all of the Shares actually owned by the United States Holder are sold pursuant to the Offer, and such Shares constitute all of the stock of TLC actually owned by such holder, and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of TLC constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code.

(c) Not Essentially Equivalent to a Dividend Test.  The redemption for cash of Shares owned by a United States Holder will not be essentially equivalent to a dividend if the United States Holder’s exchange of Shares pursuant to the Offer results in a meaningful reduction of the United States Holder’s proportionate interest in TLC. Whether the receipt of cash by the United States Holder will not be essentially equivalent to a dividend will depend on the United States Holder’s particular facts and circumstances. However, in certain circumstances, in the case of a United States Holder holding a small minority of the Shares, even a small reduction may satisfy this test.

Under certain circumstances, it may be possible for a depositing United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the Offer. Correspondingly, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the United States Holder or by a related party whose shares are constructively owned by the United States Holder. United States Holders should consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

If there is an Over-Subscription, TLC’s purchase of Shares deposited may be prorated. Thus, even if all the Shares actually and constructively owned by a United States Holder are deposited, it is possible that not all of the Shares will be purchased by TLC, which in turn may affect the United States Holder’s ability to satisfy one of the Section 302 tests described above.

Passive Foreign Investment Company.  United States Holders would be subject to a special, tax adverse tax regime if TLC were classified as a passive foreign investment company (a “PFIC”) during any part of a United States Holder’s holding period of Shares. TLC does not believe that it is or has been a PFIC. However, no assurance can be given that TLC is not a PFIC or will not be a PFIC. United States Holders are urged, however, to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Foreign Tax Credit.  Any withholding tax imposed by Canada would be treated as a foreign tax eligible for credit against such United States Holder’s United States federal income tax liability, subject to potential limitations. The income to which such withholding tax relates would fall within the “passive” (or, in the case of certain financial institutions, “financial services income”) basket for purposes of the foreign tax credit limitation. In general, amounts that are treated as dividends paid by TLC for United States federal income tax purposes will be treated as foreign source income, but amounts received by a United States Holder that are treated as capital gains generally will be treated as income from United States sources. Depending on the manner in which amounts received in exchange for deposited Shares are characterized for United States federal income tax purposes, it is possible that a Canadian withholding tax may be imposed in circumstances in which such amounts are treated as United States source income, rather than foreign source income. As a result of limitations on the use of the foreign tax credit, a United States Holder might not be able to take a full foreign tax credit for the tax withheld. If a United States Holder is eligible for the benefits of the Canada-United States Income Tax Convention, an election may be available pursuant to which a United States Holder would, for purposes of computing the foreign tax credit limitation solely with respect to the amount received in exchange for the deposited Shares, be entitled to treat amounts received as capital gains as foreign source income. United States Holders should consult their own tax advisors regarding the availability of such an election as well as the application of the foreign tax credit limitation rules in their particular situation.

Backup Withholding.  Certain United States Holders may be subject to 28% backup withholding on their exchange of Shares for cash unless the United States Holder provides on Form W-9 or Substitute Form W-9 its taxpayer identification number and certifies, among other things, that such number is correct. See the Letter of Transmittal.

The summary in this Section 19 is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular United States Holder and no representation is made with respect to the income tax consequences to any particular United States Holder. Accordingly, United States Holders should consult their own tax advisors with respect to their particular circumstances.

20.	Legal Matters and Regulatory Approvals

TLC is not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by the Company’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Company pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Company currently contemplates that such approval will be sought or other action will be taken. TLC cannot predict whether it may determine that it must delay the acceptance for payment of Shares deposited pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business.

The Company has filed applications with certain securities regulatory authorities in Canada seeking exemptive relief from valuation and proportionate take up and certain other provisions contained in securities legislation of certain provinces in connection with the Offer. Obtaining such exemptive relief is a condition of the Offer. See Section 4 of the Offer to Purchase — “Certain Conditions of the Offer”. The Company has applied for exemptive relief from the requirement of securities legislation of certain provinces to take up any Shares deposited to the Offer prior to extending the Offer if all terms and conditions of the Offer have been complied with (except those waived by the Company). See Section 5 of the Offer to Purchase — “Extension and Variation of the Offer”. Obtaining that exemptive relief is not a condition of the Offer.

The Company’s obligations under the Offer to take up and pay for Shares are subject to certain conditions. See Section 4 of the Offer to Purchase — “Certain Conditions of the Offer”.

21.	Source of Funds

The Company has entered into a binding commitment letter (the “Commitment Letter”) with a major U.S. financial institution (the “Agent”) under which the Agent has committed to make available to the Company:

(a) a senior secured term loan (the “Term Loan”) in the principal amount of up to $100 million; and

(b) a revolving loan facility (the “Revolving Facility”) in the principal amount of up to $25 million.

The Term Loan and the Revolving Facility are hereinafter referred to collectively as the “New Credit Facilities”. The Term Loan, together with the Company’s existing cash on hand, will be used to finance the acquisition of the Shares tendered under the Offer. TLC Vision (USA) Corp., a wholly-owned subsidiary of the Company (the “Borrower”), will be the borrower under the New Credit Facilities.

The Agent is entitled to syndicate the New Credit Facilities to other financial institutions (the Agent and such other financial institutions are hereinafter referred to collectively as the “Lenders”). The Company has agreed to pay the Agent customary fees for arranging the New Credit Facilities.

The New Credit Facilities will be guaranteed by certain material U.S. subsidiaries of the Borrower and will be secured by all of the capital stock of each of such material subsidiaries and substantially all other present and future assets and properties of the Borrower and the material subsidiaries.

The obligations of the Lenders to make an advance under the New Credit Facilities are subject, among other customary provisions, to the following conditions:

(a) the entering into of definitive agreements;

(b) the Agent not having discovered or otherwise becoming aware of any information not previously disclosed to it that it believes to be inconsistent in a material and adverse manner with its understanding, based on the information provided to it, of (i) the business, operations, condition (financial or otherwise), operating results or prospects of the Borrower and its subsidiaries taken as a whole or (ii) the Offer and the entering into of the New Credit Facilities;

(c) there not having occurred since December 31, 2006 a material adverse change in the business, operations, condition (financial or otherwise) operating results or prospects of the Company and its subsidiaries, taken as a whole;

(d) there being no other issues of the Borrower’s debt securities or commercial bank or other credit facilities of the Borrower being announced, offered, placed or arranged;

(e) the retirement of existing debt prior to or simultaneously with the closing of the New Credit Facilities;

(f) the satisfaction of certain ratios of the Company’s total debt as of the closing date of the New Credit Facilities to earnings before interest expense, taxes, depreciation and amortization for the twelve-month period ending March 31, 2007 (prepared on a pro forma basis as if the Offer and the funding of the New Credit Facilities had occurred at the beginning of such twelve-month period); and

(g) all requisite governmental authorities and third parties shall have approved or consented to the Offer and the New Credit Facilities to the extent required, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Offer or the New Credit Facilities.

The advances under the New Credit Facilities will also be subject to representations and warranties, covenants and events of default as are customary in documentation of this kind. The Company believes the possibility to be remote that if the conditions of the Offer are satisfied or waived, the Company will be unable to pay for the Shares deposited due to a financing condition not being satisfied.

The Revolving Facility will mature on the fifth anniversary of the closing of the New Credit Facilities. A minimum of one percent of the outstanding principal on the Term Loan will be payable annually with the final payment of all amounts outstanding being due and payable on the sixth anniversary of the closing of the New Credit Facilities. Mandatory prepayment of the New Credit Facilities will be required to the extent of proceeds from asset sales, certain debt issuances, 50% of future equity issuances and a percentage of excess cash flow, commencing with the payment, if any, due for the fiscal year ending December 31, 2007 (subject to reduction depending on syndication of the New Credit Facilities and the annual ratio of total debt to earnings before interest expense, taxes, depreciation and amortization). The Borrower may prepay the Term Loan at any time without premium or penalty subject to reimbursement of the Lenders’ breakage costs.

At the option of the Borrower, draws under the New Credit Facilities may be made by way of U.S. dollar base rate advances and/or U.S. dollar London Interbank Offered Rate (“LIBOR”) advances, in each case subject to an applicable margin.

22.	Depositary

TLC has appointed CIBC Mellon Trust Company to act as a depositary for, among other things, (i) the receipt of certificates representing Shares and related Letters of Transmittal deposited under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth in Section 5 of this Circular, (iii) the receipt from the Company of cash to be paid in consideration of the Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (iv) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

23.	Fees and Expenses

The Dealer Manager has acted as financial adviser to TLC in connection with the Offer and in connection with securing the Commitment Letter. The Dealer Manager has also been engaged to act as dealer manager in connection with the Offer. The Dealer Manager will receive a fee from TLC in payment for services rendered as financial adviser to TLC. TLC has also agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities, including certain liabilities under Canadian provincial and United States federal securities laws. The Dealer Manager has rendered various investment banking and other services to us in the past and may continue to render such services in the future, for which they have received, and may continue to receive, customary compensation from us. In the ordinary course of its trading and brokerage activities, the Dealer Manager and its affiliates may hold long or short positions, for their own accounts or for those of their customers, in securities of TLC.

TLC has retained CIBC Mellon Trust Company to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws. TLC will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. TLC is expected to incur expenses of approximately $4.5 million in connection with the Offer, which includes filing fees, advisory fees, legal, accounting, depositary and printing fees and fees associated with entering into the Commitment Letter and New Credit Facilities.

24.	Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, these rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

May 11, 2007

The Board of Directors of TLC Vision Corporation (the “Company”) has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated May 11, 2007 and the delivery thereof to Shareholders. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made, nor does it contain any misrepresentation likely to affect the value or the market price of the common shares of the Company within the meaning of the Securities Act (Quebec).

(Signed) James C. Wachtman	(Signed) Steven P. Rasche
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors:

(Signed) Thomas N. Davidson	(Signed) Warren S. Rustand
Director	Director

CONSENT OF TORYS LLP

TO: The Board of Directors of TLC Vision Corporation

We consent to the inclusion of our name in the section titled “Income Tax Consequences” in this Circular dated May 11, 2007 of TLC Vision Corporation in connection with its offer to the holders of its Shares and the reference to our opinion contained therein.

(Signed) TORYS LLP

May 11, 2007

The Letter of Transmittal, certificates for Shares and any other required documents must be sent or delivered by each depositing Shareholder or the depositing Shareholder’s broker, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.

Offices of the Depositary, CIBC Mellon Trust Company

By Mail

P.O. Box 1036
Adelaide Street Postal Station
Toronto, Ontario
M5C 2K4

Telephone: (416) 643-5500
Toll Free: 1-800-387-0825

E-mail address: inquiries@cibcmellon.com

By Hand and By Courier

199 Bay Street
Commerce Court West
Securities Level
Toronto, Ontario
M5L 1G9

Any questions or requests for assistance may be directed to the Depositary or the Dealer Manager at their respective addresses and telephone numbers listed on this page. Shareholders also may contact their broker, commercial bank or trust company for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

The Dealer Manager for the Offer is:

Cowen and Company
1221 Avenue of the Americas
New York, NY 10020
Toll Free: 1-877-269-3652